Exhibit 21.1

LIST OF SUBSIDIARIES OF CHEMOKINE THERAPEUTICS CORP.

Name	State of Incorporation	Name Under Which Subsidiary Does Business
Chemokine Therapeutics (BC) Corp.	British Columbia, Canada	Chemokine Therapeutics (BC) Corp.